Exhibit 10.12

LEASE BETWEEN

BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC

AND

AKOUOS, INC.

ARTICLE 1
Reference Data

1.1                               Introduction: Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Lease Date:	As of Dec. 28, 2018

Building:

The building located at 645 Summer Street, Boston, MA, containing approximately 150,000 rentable square feet (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Industrial Park or the Pappas Commerce Center:	That certain industrial park located in the City of Boston, MA, in which the Property is located, containing approximately 760,784 rentable square feet.

Premises:

That portion of the Building containing 37,500 rentable square feet on the second (2nd) floor of the Building, as shown in the highlighted area on the floor plan on Exhibit A attached hereto and made a part hereof hereinafter referred to as the “Premises”.

Landlord:	Boston Harbor Industrial Development LLC, a Delaware limited liability company

Original Notice Address of Landlord:	655 Summer Street Boston, MA 02210 Attention: Timothy A. Pappas with a copy to: n/a

Tenant:	Akouos, Inc., a Delaware limited liability company

Original Notice Address of Tenant:	Attention: with a copy to:

Term:	8 (eight) years from the Rent Commencement Date

Estimated Tenant Access Date:	May 18, 2019

Premises Delivery Schedule:

1. Landlord files a Tenant Alteration Application (the “TAA”) with the Massachusetts Port Authority (“Massport”). Massport will take approximately thirty (30) days to review and approve the TAA.

2. Following Massport’s approval of the TAA, Landlord’s contractor files a building permit application with the Massachusetts state building inspector.

3. Landlord’s contractor receives the building permit approximately thirty (30) days after submitting the building permit application with the Massachusetts state building inspector.

2. Construction of Landlord’s Work (defined below) upon receipt of building permit.

3. Landlord’s receipt of certificate of occupancy approximately 30 days after substantial completion of Landlord’s Work.

4. Tenant takes occupancy of Premises and Lease Term commences.

Commencement Date:

The later of (i) May 18, 2019, or (ii) the date that Landlord delivers the Premises to Tenant with the Landlord’s Work substantially completed with Landlord having obtained a permanent certificate of occupancy for the Premises

Rent Commencement Date:	Three (3) months following the Commencement Date.

Annual Fixed Rent Rate:

Lease Year	Rentable square feet	Fixed Rent per square foot (NNN)	Rent Escalation	Annual Fixed Rent Rate
1	37,500	$62.00	n/a	$2,325,000.00
2	37,500	$63.86	3.0%	$2,394,750.00
3	37,500	$65.78	3.0%	$2,466,592.50
4	37,500	$67.75	3.0%	$2,540,590.28
5	37,500	$69.78	3.0%	$2,616,807.98
6	37,500	$71.87	3.0%	$2,695,312.22
7	37,500	$74.03	3.0%	$2,776,171.59
8	37,500	$76.25	3.0%	$2,859,456.74

Monthly Fixed Rent Rate:

Lease Year	Rentable square feet	Fixed Rent per square foot (NNN)	Rent Escalation	Annual Fixed Rent Rate
1	37,500	$62.00	n/a	$193,750.00
2	37,500	$63.86	3.0%	$199,562.50
3	37,500	$65.78	3.0%	$205,549.38
4	37,500	$67.75	3.0%	$211,715.86
5	37,500	$69.78	3.0%	$218,067.33
6	37,500	$71.87	3.0%	$224,609.35
7	37,500	$74.03	3.0%	$231,347.63
8	37,500	$76.25	3.0%	$238,288.06

Lease Year:

The term, “Lease Year l” as used in the rent tables herein shall mean the 12 full calendar month period commencing on the Rent Commencement Date. Each successive Lease Year shall mean the 12 full calendar month period after the prior Lease Year.

Security Deposit:

Tenant shall provide a letter of credit equal to six (6) months of average NNN Fixed Rent. After month thirty-nine (39) of the Lease Term, subject to Tenant’s closing on additional financing of $50 million or more, provided Tenant has not entered into default prior to the second Security Deposit reduction date, the Security Deposit shall be further reduced to four (4) months of average NNN Fixed Rent for the remainder of the Lease Term, or for as long as the Lease Term is extended, as applicable.

Tenant’s Percentage:

4.93% of the annual Operating Costs (as defined below) of the Pappas Commerce Center based on a ratio of the rentable square foot (“RSF”) of the Premises (37,500 RSF) to the total RSF of the Pappas Commerce Center (760,784 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on

current annual Operating Costs of the Pappas Commerce Center, Tenant’s annual share is estimated to be $40,875, or $1.09/RSF for all Operating Costs except for utilities to the Premises to the extent separately metered; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Operating Costs for Pappas Commerce Center incurred by Landlord.

Tenant’s Percentage of Real Estate Taxes for Building:

25% of the annual real estate taxes of the Building based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual real estate taxes for the Building, Tenant’s annual real estate tax share is estimated to be $122,250, or $3.26/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Real Estate Taxes incurred by Landlord.

Tenant’s Percentage of Insurance for Building:

25% of the annual insurance cost of the Building based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual insurance cost for the Building, Tenant’s annual insurance share is estimated to be $50,250, or $1.34/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Insurance costs incurred by Landlord.

Tenant’s Percentage of Building Operating Expenses:

25% of the annual Building Operating Expenses (as defined below) based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual insurance cost for the Building, Tenant’s annual Building Operating Expenses share is estimated to be $244,875, or $6.53/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and

Tenant shall remain liable for the actual Building Operating Expenses incurred by Landlord. Notwithstanding the foregoing, in the event capital repairs or replacements required by any laws not in existence and not in effect as of the Commencement Date are made to the freight elevator, Tenant shall be responsible for 100% of such costs.

Permitted Uses:	Research and development, laboratory, vivarium and offices.

Insurance Limits:	Comprehensive General Liability Insurance: For Tenant: Property Damage Insurance: For Landlord:	$2,000,000 100% of the full replacement value of the insured property 100% of the full replacement value of the Building and Property

1.2                               Exhibits. The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises

EXHIBIT A-1	Ground Floor Plan Showing Loading Dock

EXHIBIT B	Tenant Landlord Responsibility Matrix (‘‘Work Letter”)

EXHIBIT C	Maximum Allowable Quantities of Hazardous Materials Summary

ARTICLE 2
Premises

2.1                               Premises. Subject to Landlord’s completion of the Landlord’s Work in a good and workmanlike manner and in compliance with all laws applicable to the Landlord’s Work and the use or occupancy of the Premises including, without limitation, the so-called Americans with Disabilities Act and the rules and regulations promulgated thereunder, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises in its “as is” condition in the Building, excluding exterior faces of exterior walls, the common pipes, ducts, conduit, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building. Landlord shall deliver the Premises to Tenant with all base Building systems, including, but not limited to, HVAC, electrical, life safety and plumbing systems in good working condition as more particularly described in the Work Letter attached as Exhibit B hereto.

2.2                               Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, rights to use, and permit its invitees to use, in common with Landlord and other tenants and occupants of the

Property, subject to reasonable rules and regulations from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, toilets and corridors of the Building and the pipes, ducts, conduits, wires and appurtenant fixtures serving the Premises as more particularly described in the Work Letter attached as Exhibit B hereto, (b) common walkways and driveways necessary for access to the Building, (c) the onsite café, Building showers and lockers, Building common mother’s room, secured, covered bicycle storage, rooftop paddle tennis club and shuffleboard courts as in existence as of the date hereof, all of which are hereinafter known as the “Common Areas”, Tenant shall have the right to lease from Landlord up to thirty-eight (38) parking spaces plus, on a monthly tenant-at-will basis, an additional ½ parking space per 1,000 rentable square feet in the Premises (the “Additional Parking”), for Tenant’s exclusive use that are located at the onsite parking facility (the ‘‘Tenant Parking”) at the monthly rent of $190.00/month per parking space, for the spaces in use, as such rate may be changed from time to time to reflect market parking fees (the “Parking Fee”). Tenant shall notify Landlord annually, within thirty (30) days prior to the commencement of each Lease Year, as to how many spaces of Tenant Parking Tenant has elected to use for such year. Tenant shall notify Landlord on or before the 10th day of each month how many Additional Parking spaces Tenant will lease for the following month. The Additional Parking shall be available to Tenant on first come, first served basis until the Building is fully leased. Tenant shall pay the Parking Fee to Landlord on the first day of each month in advance and such Parking Fee shall be deemed Additional Rent hereunder. Landlord reserves the right to relocate the Tenant Parking to a potential future adjacent parking structure owned by Landlord. Tenant shall have access to a shared loading dock in the Building. Tenant shall have exclusive use of a freight elevator. Tenant shall have access to and use of the Premises, the Common Areas and loading dock 24 hours per day, 7 days per week, 365 days per year.

To assist Landlord in preserving the common parking area, Landlord reserves the right to require Tenant to cause its employees to affix to their vehicles an identification sticker as furnished by Landlord as evidence that they are entitled to use said parking area. Further, Tenant shall furnish to Landlord, upon Landlord’s request at reasonable intervals, the license plate numbers of vehicles of employees of Tenant who are principally employed at the Premises.

Landlord reserves the right from time to time, upon not less than two (2) days prior notice, which may be oral, (except for emergency situations, where no prior notice shall be required, provided Landlord shall notify Tenant after such entry has occurred), without unreasonable interference with Tenant’s use of or access to the Premises: (a) to install above a dropped ceiling (when applicable), use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other Common Areas, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same. Tenant shall install and maintain, as Landlord may reasonably require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

As part of Landlord’s Work. Landlord shall install the base building PH neutralization system on the ground floor adjacent to the boiler room, which shall be adequate for Tenant’s needs. With respect to Tenant’s use of the base building PH neutralization system, on or before the Commencement Date, Landlord shall obtain any discharge permits required by the Massachusetts Water Resources Authority (“MWRA Permits”) and, to the extent required for Tenant’s use, Tenant shall obtain a wastewater treatment operator license from the Commonwealth of Massachusetts. Landlord and Tenant shall reasonably cooperate with each other to obtain such MWRA Permits and operator license. Tenant shall have the right to tie into the base building pH neutralization system, and the actual monitoring, repair and maintenance costs of the base building pH neutralization system shall be passed through to Tenant on a pro-rata basis. Landlord shall allocate fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Building is located (the “UBC”)) within the Building for the storage of Hazardous Materials. Tenant shall be allocated one (1) control area, which shall consist of the Premises in its entirety.

2.3                               Right of First Offer. After the Building is fully leased, and so long as this Lease remains in full force and effect without any default by Tenant beyond the applicable grace period, Tenant shall have a one-time right of first offer, pursuant and subject to the following terms and conditions, to lease (i) the remainder of the second floor of the Building (currently leased to 908 Devices), (ii) 37,500 square feet of the first floor of the Building located below the Premises or (iii) at Tenant’s election, both such spaces (collectively, the “Available Space”); provided that, the Available Space shall be lab capable for a wet laboratory use similar to Tenant’s Permitted Use. In the event that Landlord desires to lease any Available Space other than to its then current tenant or occupant (if any) or any other party presently entitled pursuant to a written agreement to lease such Available Space, Landlord shall first make a written offer to lease such Available Space to Tenant, stating the Fixed Rent that Landlord will accept and all other material terms and conditions of the proposed lease. Tenant may lease such Available Space by accepting Landlord’s offer in writing within fifteen (15) business days after notice of such offer has been given by Landlord to Tenant or, if later, fifteen (15) business days after determination of the Fair Market Value rent (hereinafter referred to as the “Response Deadline”). If Tenant does not so accept such offer, Landlord shall be free to lease such Available Space to any third party on such terms and conditions as Landlord may elect, in which case Tenant shall have no further recourse with respect to such Available Space; provided that, if Landlord desires to enter into a lease for the Available Space that is at a rental rate which would be less than 95% of the net effective rent offered to Tenant, Landlord shall be required to re-offer the Available Space to Tenant in accordance with the provisions of this Section 2.3 at such lower net effective rent.

ARTICLE 3
Lease Term

3.1                               Term. TO HAVE AND TO HOLD for a term specified in Section 1.1 hereof as the “Term,” beginning on the Commencement Date.

3.2                               Early Occupancy. Landlord agrees to use reasonable efforts to have Landlord’s Work substantially completed by the Estimated Tenant Access Date, subject to delays beyond Landlord’s control or any delays caused by Tenant. Subject to the terms of this Section 3.2, Landlord shall in no way be liable to Tenant or any other party, and Tenant’ obligations shall not be reduced hereunder in the event such construction work is not substantially completed by the Estimated Tenant Access Date. The “Commencement Date” shall be the date on which Landlord delivers physical possession of the Premises to Tenant with the Landlord’s Work substantially complete. Landlord’s Work will be substantially complete when (a) all of Landlord’s Work is complete, except for punchlist items which do not interfere with the use of the Premises for the permitted use, and (b) the Premises may lawfully be occupied and used for the permitted use. Landlord will use all reasonable efforts to substantially complete Landlord’s Work and deliver the Premises to Tenant on or before May 18, 2019.

If Landlord does not substantially complete Landlord’s Work and deliver the Premises to Tenant by the date that is twenty-two (22) weeks plus sixty (60) days days after the issuance of a building permit (the “Abatement Date”), as such date may be extended for any Tenant Delay (as defined in Section 4.1 below), then for each day thereafter until such time as the Premises are delivered to Tenant with Landlord’s Work substantially complete, Tenant shall receive a rent credit equal to one day’s Fixed Rent. If Landlord, for any reason, does not substantially complete Landlord’s Work and deliver the Premises to Tenant by twenty-two (22) weeks plus one hundred fifty (150) days after the issuance of a building permit, as such date may be extended due to any Tenant Delay (defined below) or any delay caused by force majeure, then Tenant may, at any time thereafter but prior to the date on which Landlord’s Work is substantially complete, cancel this Lease by giving written notice of such cancellation to Landlord.

3.3                               Option to Renew. Provided that Tenant is in full occupancy and there exists no default by Tenant at the time of Tenant’s exercise of its option hereunder or on the commencement date of the Renewal Option Term, Tenant shall have the right and option to renew (the “Renewal Option”) this Lease for one (1) five (5) year renewal term (the “Renewal Option Term”). Tenant shall exercise the Renewal Option by giving written notice to Landlord of such election to extend the Lease Term at least twelve (12) months prior to the termination of the then-current term. Fixed Rent for the Renewal Option Term shall be the then-current Fair Market Value (“FMV”) for lease renewal transactions for comparable laboratory and office space located in the Seaport commercial markets surrounding the Building. Tenant shall have no further renewal options unless expressly granted by Landlord in writing. Landlord shall lease to Tenant the Premises for the Renewal Option Term in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance and the like) or other tenant inducements.

The FMV for the Renewal Option Term shall be based, as applicable, on comparable laboratory and office space located in the Seaport commercial markets surrounding the Building, taking into account all relevant factors, including, without limitation, the size of the Premises, the condition of the Premises, the prevailing market conditions, and the other payments required of Tenant under the Lease. If after one hundred twenty (120) days of the valid exercise by Tenant of the Renewal Option, Landlord and Tenant have failed to reach an agreement as to the FMV of the Premises, such FMV shall be determined by the following appraisal process (the “Appraisal Process”):

Either Landlord or Tenant (the “Initiating Party”) shall initiate the proceedings for such determination by notice to the other, and by designating the name and address of an MAI appraiser willing to act in such determination. Within fifteen (15) days after receipt by the other party (the “Responding Party”) of such notice, the Responding Party shall, by notice to the Initiating Party, designate the name and address of another MAI appraiser willing to so act. If the Responding Party shall fail, neglect, or refuse within said fifteen (15) day period to designate another appraiser willing to so act, the appraiser designated by the Initiating Party shall alone conduct the appraisal. All appraisers designated above shall have not less than ten (10) years experience dealing with property similar to the Premises.

Such appraisers shall be instructed to deliver their written appraisals on or before thirty (30) days following the expiration of said fifteen (15)-day period. If within fifteen (15) days after the delivery of all such appraisals Landlord and Tenant do not agree in writing upon the FMV of the Premises, then within ten (10) days following the expiration of said fifteen (15)-day period Landlord and Tenant shall select an appraiser (the “Neutral Appraiser”) qualified in the same manner as Landlord’s and Tenant’s appraisers appointed above, and within thirty (30) days thereafter the Neutral Appraiser shall deliver to Landlord and Tenant its determination of the FMV of the Premises without knowledge of the determination by either Landlord’s or Tenant’s appraiser. The FMV shall be the determination by Landlord’s or Tenant’s appraiser which is closest to the determination of the Neutral Appraiser. Each of Landlord and Tenant shall bear the cost and expenses of its own appraiser and shall bear equally the costs and expenses of any Neutral Appraiser. If Landlord and Tenant do not timely agree upon or select a Neutral Appraiser, then Landlord shall so notify the president of the Greater Boston Real Estate Board, who then shall appoint the Neutral Appraiser (who shall be qualified in the same manner as Landlord’s and Tenant’s appraisers appointed above).

Notwithstanding the result of the Appraisal Process, in no event shall the Fixed Rent (exclusive of payments on account of real estate taxes, CAM charges, additional charges and other amounts provided in the Lease) for the Renewal Option Term be less than the Fixed Rent in effect for the year immediately preceding the commencement of the Renewal Option Term. Landlord and Tenant agree to execute and deliver a certificate confirming the exact amount of Fixed Rent payable for the Renewal Option Term, which certificate shall be attached to, and become a part of, this Lease, but the failure of either party to execute and deliver such confirmatory certificate shall not affect or impair the validity of such determination.

ARTICLE 4
Improvements

4.1                               Landlord’s Work. Landlord shall perform improvements (the “Landlord’s Work”) in the Premises in accordance with the attached Work Letter and all such improvements shall be in compliance with all applicable laws, codes and regulations. Landlord shall engage The Richmond Group as the general contractor for the performance of the tenant improvements in the Work Letter that are identified with an “X” in the column labeled “Tenant” (the ‘‘Tenant Items”). The items on the Work Letter that are identified with an “X” in the column labeled “Landlord” shall be performed by Landlord at Landlord’s sole cost and expense with contractors chosen at Landlord’s sole and absolute discretion. All costs for the Tenant Items in the Work Letter shall be paid solely with funds from the TI Allowance (defined below). Notwithstanding anything herein to the contrary, Landlord shall not be required to spend more than the TI Allowance (defined below) for the Tenant Items and any cost of the portions of Landlord’s Work that are Tenant Items which are in excess of the TI Allowance shall be paid by Tenant. For purposes of this Lease, “substantial completion” of Landlord’s Work shall be deemed to occur when the Premises are ready for Tenant’ occupancy except for minor items which do not cause material interference with Tenant’s use and occupancy of the Premises with Landlord having obtained a certificate of occupancy for the Premises. If substantial completion of Landlord’s Work is delayed by a Tenant Delay, then substantial completion shall be deemed to occur on the date on which the Landlord’s Work in the Premises would have been substantially completed but for the occurrence of any Tenant Delay. As used herein, a “Tenant Delay” shall mean each day of delay in the performance of the Landlord’s Work that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as any design or space plans (it being agreed that Tenant shall have a reasonable time to review and comment on any such design or space plan, which reasonable time shall be no less than five (5) business days), (b) because of any change by Tenant to any design or space plans after the same have been approved as final by Tenant in writing, or (c) because Tenant or its employees, agents, or contractors otherwise delay completion of the Landlord’s Work. On or before October 15 2018, Tenant’s architect shall deliver all plans, drawings, narratives and other materials required for submission of a TAA to Massport. For avoidance of doubt, Tenant’s failure to cause its architect to delivery such plans by such date shall be a Tenant Delay. In the event Tenant does not spend the entire TI Allowance, all remaining TI Allowance funds shall remain property of Landlord.

Tenant shall not be obligated to pay any charge for the use of the building services (including, but not limited to, parking, freight elevators, loading docks, air handling capacity, utilization of the building chases for ducting purposes, and electricity) during construction of Landlord’s Work or during Tenant’s move into the Premises. The loading dock which may be used by Tenant during the Term shall be identified on a ground floor plan to be attached hereto as Exhibit A-1.

Landlord shall provide for Tenant’s exclusive use a generator with an output not to exceed 250kW. Landlord shall contribute an amount not to exceed $50,000 towards the generator costs, which shall include but are not limited to the procurement and installation of the generator and transfer switch (collectively, the “Generator Installation Costs”), but shall exclude any costs related to any dunnage installation to the Building necessary to install the generator (the “Generator Dunnage Costs”). The Generator Dunnage Costs shall be the sole responsibility of Landlord. All Generator Installation Costs in excess of Landlord’s $50,000 contribution, exclusive of the Generator Dunnage Costs, shall be borne by Tenant. In addition, Tenant shall have the right, subject to Article 6.2.4, to install HVAC equipment, antennas and satellite dishes on the roof or other part of the Building.

4.2                               Tenant Improvement Allowance. Landlord shall provide to Tenant a tenant improvement allowance in an amount not to exceed $175.00/RSF, or $6,562,500.00, to be applied towards the hard and soft costs associated with the Landlord’s Work (the “TI Allowance”). In addition, Landlord shall provide reimbursement to Tenant for space planning expenses in the amount of $3,750.00.

4.3                               TI Allowance Requisition Procedure. Following the commencement of the Landlord’s Work, on a monthly basis Landlord and Tenant’s construction representative (“Tenant’s Representative”) shall prepare a requisition for payment of costs associated with the performance of the Landlord’s Work (the “Requisition”). In the event Landlord disburses the entire TI Allowance to Tenant pursuant to the requisition procedure set forth in this Section 4.3, Tenant shall thereafter be responsible for all additional costs associated with the performance of the Landlord’s Work. Upon substantial completion of the Landlord’s Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the total construction costs of Landlord’s Work (as adjusted for any approved changes to the Landlord’s Work), less the amount of the TI Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a Tenant’s default under the Lease.

4.4                               Landlord Supervisory Fee. Tenant shall pay to Landlord a fee equal to two percent (2%) of the total TI Allowance, which shall be paid out of the TI Allowance.

ARTICLE 5
Rent

5.1                               The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Notice Address of Landlord or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Monthly Fixed Rent Rate in advance, on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Monthly Fixed Rent Rate, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same sha11 have been terminated or subject to abatement, deduction or setoff pursuant to an express provision of this Lease.

5.2                               Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, (i) Personal Property Taxes, (ii) Tenant’s Percentage of Real Estate Taxes, Insurance and Operating

Costs, and (iii) Utilities with respect to the Premises, as provided in this Section 5.2 as follows:

5.2.1                     Taxes. (a) Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

(b)           Real Property Taxes. Tenant shall pay during the Term hereof Tenant’s Percentage of Real Estate Taxes for the Building, as indicated above in Section 1.1, with respect to Real Estate Taxes incurred by Landlord in any tax year. Landlord and Tenant acknowledge and agree that Landlord receives one bill for Real Estate Taxes for the entire Industrial Park and that the Real Estate Taxes shown on such bill shall be allocated by Landlord among all of the buildings comprising the Industrial Park in good faith and in a fair and reasonable manner with respect to all parcels in the entire Industrial Park. Upon Landlord’s receipt of any tax bill, Landlord shall provide a copy to Tenant. The term “Real Estate Taxes” means the aggregate of all real estate taxes and any other governmental impositions which Landlord is required to pay based upon the value of or gross rents from the Property, general or special assessments, charges for sewer use or other governmental services, special district fees or taxes, and any other governmental fees and assessments imposed upon the Property, exclusive only of income and franchise taxes, whether or not such Real Estate Taxes exist or apply on the Commencement Date. Any assessments which can be paid in installments by Landlord shall be paid by Landlord in the maximum number of installments permitted by law and not included in Real Estate Taxes except in the year in which the assessment is actually paid. Notwithstanding anything to the contrary contained in this Lease, the following shall be excluded from Real Estate Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; any increase in taxes and assessments resulting from Landlord’s sale of, or other transfer of its interest in, the Building or the Industrial Park; and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the development or construction of the Building, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing.

5.2.2                     Insurance.  Tenant shall pay during the Term hereof Tenant’s Percentage, as indicated above in Section 1.1, of all premiums for insurance carried by Landlord for the Building and the Property and Landlord’s business in the Property in any calendar year.

5.2.3                     Operating Costs. Tenant shall pay during the Term hereof Tenant’s Percentage, as indicated above in Section 1.1, of all Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year.

The term “Operating Costs” shall mean all costs or expenses incurred by Landlord in owning, operating, cleaning, managing, administering, maintaining, repairing, replacing, and improving the Property, including, without limitation, all costs of maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance, security, operation and repair of heating and air-conditioning equipment, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in maintenance or management of the Property; attorneys’ fees and disbursements and auditing and other professional fees and expenses; all expenses including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reductions or to assure maintenance or to resist increase of Landlord’s taxes for any tax fiscal year wholly or partially included in the Term, whether or not successful and whether or not such efforts involve filing of actual abatement applications or initiation of formal proceedings; and a management fee not to exceed 3% of the NNN Fixed Rent.

There shall not be included in such Operating Costs brokerage fees (including rental fees) related to the leasing of space in the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to cleaning, maintenance and upkeep of the Premises.

5.2.4                     Building Operating Expenses. Tenant shall pay during the Term hereof Tenant’s Percentage, as indicated above in Section 1.1, of all Building Operating Expenses (as hereinafter defined) incurred by Landlord in any calendar year on a fully net basis, with expenses that vary with occupancy calculated as if the Building were 95% occupied or, if higher, such higher rate of actual occupancy.

The term “Building Operating Expenses” shall mean all costs or expenses incurred by Landlord in owning, operating, cleaning, managing, administering, maintaining, repairing, replacing, and improving the Building, including, without limitation, all costs of ground lease rent, maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance, security, operation and repair of heating and air-conditioning equipment, lighting and any other Building equipment or systems attributable to the Common Areas) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the common portions of Building (including window cleaning of the Building); all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employee of Landlord or its affiliates engaged in maintenance or management of the Property; attorneys’ fees and disbursements and auditing and other professional fees and expenses; all expense including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reductions or to assure maintenance or to resist increase of Landlord’s taxes for any tax fiscal year wholly or partially included in the Term, whether or not successful and whether or not such efforts involve filing of actual abatement applications or initiation of formal proceedings; and a management fee equal to 3% of the Annual NNN Fixed Base Rent. Tenant ball have the right to audit, at Tenant’s sole cost and expense, Building Operating Expenses and Real Estate Taxes on an annual basis using a firm of Tenant’s designation. Landlord shall keep, in the Building manager’s office, complete books and records regarding Operating Costs and Real Estate Taxes (collectively, “Charges”). All record shall be retained for at least three (3) years. Tenant shall have the right to audit such records at any time upon reasonable written notice to Landlord. If such audit reveals that Tenant’s pro rata share of any Charges has been overstated by five percent (5%) or more, then Landlord shall immediately refund the overpayment and shall promptly upon demand reimburse Tenant for the costs of such audit up to $5,000.

There shall not be included in such Building Operating Expenses brokerage fees (including rental fees) related to the leasing of space in the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to cleaning, maintenance and upkeep of the Premises. Notwithstanding anything to the contrary set forth in this Lease, Operating Costs and Building Operating Expenses shall not include the following: bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Property; costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for capital improvements required by any laws not in existence and not in effect as of the Commencement Date, in which case such costs shall be capitalized and amortized over their useful life determined in accordance with generally accepted accounting principles; rentals for items which if purchased, rather than rented, would constitute a capital cost; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been .included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants; marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or included in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building; salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Costs or Building Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager; rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Landlord’s general corporate overhead and general and administrative expenses; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services; costs incurred in connection with upgrading the Building to comply with las, rules, regulations and codes in effect prior to the Commencement Date; all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Costs or Building Operating Expenses except in the year in which the assessment or premium installment is actually paid; costs arising from the negligence or willful .misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; costs arising from Landlord’s charitable or political contributions; costs arising from latent defects or repair thereof; costs for sculpture, paintings or other objects of art; costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; any other costs or expenses which would not normally be treated as operating costs by landlords of comparable buildings in the vicinity of the Building.

5.2.5                     Utilities. Tenant acknowledges that Rent does not include the cost of supplying utilities to the Premises and agrees to pay all charges for heat, electricity and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the Premises and presently separately metered, except for water and sewer; provided, however, that Tenant shall be responsible for all wastewater inspection charges pertaining to Tenant’s use of the Building’s wastewater discharge system. Landlord agrees to provide (and shall include such provision in its Operating Costs) all other utility service and to furnish reasonably hot and cold water and reasonable heat and air conditioning (except to the extent that the same are furnished through separately metered utilities) to the Premises, the hallways, stairways, and lavatories during normal business hours on regular business days of the heating and air conditioning seasons of each year, all subject to interruption due to any accident, to the making of repairs, alterations, or improvements, to labor difficulties, to trouble in obtaining electricity, service, or supplies from the sources from which they are usually obtained for the Building, or to any other cause beyond the Landlord’s control. HVAC shall be separately metered and available at all times of the day and night for Tenant’s use. Landlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of three (3) consecutive business days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of the Service Failure and ending on the day the service has been restored and if the Service Failure continues for a period in excess of ninety (90) consecutive business days, Tenant may terminate this Lease upon written notice to Landlord at any time thereafter before Landlord cures such Service Failure. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of the abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s property, arising out of or in connection with the failure of any security services, personnel or equipment. For the avoidance of doubt, except for the express remedies set forth in this paragraph under no circumstances will Landlord be liable to Tenant for any damages, costs, expenses, lost profits, or consequential damages as a result of a Service Failure irrespective of the cause.

Landlord shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Premises as of the Commencement Date of this Lease. In the event Tenant requires additional utilities or equipment, the installation and maintenance thereof shall be subject to the prior written consent of the Landlord and shall be Tenant’s sole cost and responsibility, including, without limitation, compliance with all applicable legal requirements. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

5.3                               Late Payment of Rent. If any installment of Rent is not paid within ten (10) days after written notice that such installment is past due, Tenant shall pay Landlord a late fee payment equal to five percent (5%) of the overdue payment. All unpaid late fees shall compound on a monthly basis. As used herein, the term “rent” or “Rent” shall mean Monthly Fixed Rent Rate, Additional Rent and other sums and charges due from Tenant under the terms of this Lease.

5.4                               Security Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord the letter of credit Security Deposit. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed.

If the Rent payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of Tenant, or Tenant shall fail to perform any of its covenants, agreements and obligations set forth in this Lease, then Landlord may, at it option and without prejudice to any other remedy which Landlord may have on account thereof after the expiration of all applicable notice and cure periods, appropriate and apply said Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith within ten (10) days upon demand restore said Security Deposit to the original sum deposited. Should Tenant not be in default as of the end of the Term, the Security Deposit shall be returned in full to Tenant at the end of the Term and surrender of the Premises to Landlord in the condition required hereunder.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

ARTICLE 6
Tenant’s Additional Covenants

6.1                               Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (prior or subsequent thereto) as Tenant occupies the Premi.es or any part thereof:

6.1.1                     Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2                     Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority. Tenant shall be solely responsible for maintaining compliance with all such permits or approvals and shall hold Landlord harmless for any violations thereof by Tenant.

The vivarium will be permitted to be operated in the portion of the Premises shown on plans approved by Landlord in accordance with [Exhibit A], and shall be used for biopharmaceutical research, development, handling and testing of [rodents and other small mammals] (“Permitted Animals”). If Tenant proposes to use any animals other than the Permitted Animals in its operations, it shall first obtain the prior written consent of Landlord. Animal testing, solely of Permitted Animals, shall be permitted subject to the following: (i) all testing shall be conducted in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (ii) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at Tenant’ sole cost and expense, in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (iii) no odors, noises or any similar nuisance shall be permitted to emanate from or permeate outside the vivarium; and (iv) Tenant’s use of the vivarium shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Premises. Tenant shall procure and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the vivarium before allowing any actual Permitted Animals into the Premises and shall maintain such permits and approvals during the Lease Term. Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises or any part thereof (including, without limitation, any materials, appliances or equipment used in the construction or other preparation of the Premises and furniture and carpeting): (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or any other legal requirements; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord shall in any way (a) impair, interfere with or otherwise materially diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or with the use or occupancy of any of the other areas of the Building, or occasion injury or damage to any occupants of the Premises or other tenants or occupants of the Building; or (iv) which is inconsistent with the maintenance of the Premises.

All Hazardous Substances, laboratory chemicals, laboratory animals and other laboratory materials must be brought into the Premises via the freight elevator.

6.1.3                     Repair and Maintenance. To maintain the Premises in neat order and in good condition and repair and to perform all necessary repairs to the interior of the Premises and to promptly notify Landlord of any required repairs to the freight elevator and any plumbing, heating, electrical, life safety and ventilating and air-conditioning systems exclusively serving the Premises such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable wear and tear thereof and damage by fire or by casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that damaged or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, contractors, employees, agents, invitees or licensees (collectively, “Tenant Parties”), all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Tenant shall pay Landlord, as Additional Rent, the cost of any repairs to the freight elevator and any plumbing, heating, electrical, life safety and ventilating and air-conditioning systems exclusively serving the Premises. Invoices for said repairs shall be due within thirty (30) days after Landlord submits an invoice for such repairs to Tenant. Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving personal property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees. Except as stated above, other required repairs shall be performed by the Landlord subject to reimbursement by Tenant through Tenant’s Percentage of Building Operating Expenses, provided however that any repairs necessitated as a result of gross negligence or willful misconduct of Tenant or Tenant Parties shall be performed at Tenant’s sole cost and expense. Tenant shall be responsible, at Tenant’s sole cost and expense, for all janitorial services required within the Premises. Notwithstanding any provision of this Lease to the contrary, (i) capital repairs or replacements to the freight elevator shall be made by Landlord at its sole cost and expense without reimbursement by Tenant except for capital repairs or replacements required by any laws not in existence and not in effect as of the Commencement Date which shall be included in Building Operating

Expenses pursuant to Section 5.2.4 (in which case Tenant shall be responsible for 100% of such costs pursuant to Section 1.1) and (ii) costs of repairs and maintenance to the freight elevator that are not capital repairs or replacements shall be directly billed to Tenant.

6.1.4       Compliance with Law. So long as the Premises are delivered to Tenant in compliance with all applicable laws including, without limitation, all ordinances and all orders or regulations of any public authority, to make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises; provided that, Landlord shall, as part of the Landlord’s Work, install all sprinklers and fire safety systems required by any such law or ordinance or any order or regulation of any public authority. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to the gross negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant or are due to Tenant’s specific manner of use of the Premises (as opposed to the Permitted Uses, generally).

6.1.5       Indemnification. Pursuant to the terms of Article 10, below, to save Landlord harmless, and to exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the gross negligence or willful misconduct of Landlord, its agents, servants or employees. In respect of all of the foregoing, Tenant shall indemnify Landlord from and against all reasonable costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in conjunction with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

6.1.6       Landlord’s Right to Enter. To permit Landlord and its agents, upon reasonable prior notice which may be oral, (except for emergency situations, where no prior notice shall be required, provided Landlord shall notify Tenant after such entry has occurred), to enter into and examine the Premises at reasonable times and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7       Personal Property at Tenant’s Risk. To place and keep all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, at the sole risk and hazard of Tenant, except to the extent any damage thereto is caused by the gross negligence or willful misconduct of Landlord.

6.1.8       Payments of Landlord’s Cost of Enforcement. To pay on demand Landlord’s reasonable expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant under this Lease as provided in Section 8.4.

6.1.9       Yield Up. At the expiration of the Term or earlier termination of this Lease, to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove such installations, improvements and alterations made by Tenant in the Premises as Landlord may have requested at the time such installments, improvements and alterations were installed and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove at the time of installation), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. In no event shall Tenant have any responsibility for any repairs or maintenance made necessary, in whole or in part, by the negligence or willful misconduct of Landlord, fire, casualty, eminent domain, or ordinary wear and tear, or by alterations, improvements, restoration, repairs, replacements, or renovations that are the responsibility of Landlord or are not expressly required of Tenant herein. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy of the Premises during the period after the expiration of the Term and prior to its performance of its obligations under this subsection 6.1.9 at the rate set forth in Section 11.8. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

6.1.10     Estoppel Certificate. Upon not less than fifteen (15) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Fixed Rent and Additional Rent and other charges have been paid and such other certifications as Landlord may reasonably require. Any such statement delivered pursuant to this subsection 6.1.10 may be relied upon by Landlord, any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises.

6.1.11              Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2                               Negative Covenants. Tenant covenants at all times during the Term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1                     Assignment and Subletting. Except as otherwise set forth herein, not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. The Landlord shall respond to Tenant’s written request within ten (10) business days after receipt by Landlord of all information and materials reasonably required by Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed to an assignment or to a subletting, provided that the assignee or subtenant shall use the Premises only for the Permitted Uses, the proposed assignee or subtenant has sufficient financial resources to discharge its obligations under the Lease assignment or sublease agreement and the proposed transfer agreement, and the proposed assignment or sublease shall not, in Landlord’s reasonable judgment, cause harm to the Property or harm to the reputation of the Building or the Property. Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair or release the Tenant from the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in case of any other subletting or assignment.

Notwithstanding anything to the contrary provided for herein, subject to approval by Massport and provided that no event of Tenant default hereunder then exists beyond any applicable grace or cure period, Tenant shall have the right (A) to sublease up to 12,000 rentable square feet of the Premises for the first three (3) years of the Term, without Landlord’s approval and (B) to sublease or assign the Premises under this Lease, without Landlord’s approval, to any parent or affiliate, or in the event of any corporate merger, consolidation, or sale of assets or stock, but after Tenant provides thirty (30) days prior written notice thereof to Landlord, PROVIDED that: (i) any successor to Tenant pursuant hereto has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (x) the net worth of Tenant immediately prior to such merger, consolidation, or transfer, or (y) the net worth of Tenant on the date of the Lease; (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and (iii) the any assignee agrees directly with Landlord to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay rent and other amounts provided for under this Lease.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as Additional Rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

6.2.2       Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in compliance with all applicable laws in connection with the Permitted Uses or standard office, warehouse and/or light manufacturing equipment uses); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3       Hazardous Wastes and Materials. Tenant shall not, without the prior written consent of Landlord, keep, store, or use any hazardous agents, substances or materials designated as, or containing components now or hereafter designated as, hazardous, dangerous, toxic, radioactive or harmful by reason of its impact or potential impact on humans, animals and/or the environment, and/or subject to regulation under any federal, state or local law, regulation or ordinance (“Hazardous Substances”) in, on, under or about the Premises or Building except for ordinary cleaning and office supplies used and stored in accordance with applicable law and best industry practices. Further, Tenant shall: (i) not permit any such Hazardous Substances to escape, be released, or be disposed of in, or about the Premises, Building, or Property, (ii) promptly, timely and completely comply with all federal, state or local governmental requirements concerning such Hazardous Substances, including without limitation, use, sale, transportation, generation, treatment, disposal, licensing, permitting, reporting and record keeping, and (iii) simultaneously with the execution of this Lease and within fifteen (15) business days of Landlord’s written request, provide evidence reasonably satisfactory to Landlord of Tenant’s compliance with all applicable federal, state or local laws, regulations or ordinances, including copies of all licenses and permits that Tenant has been required to obtain for the handling of any Hazardous Substances. Without limitation, Hazardous Substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, 10 CFR Part 20 Standards for Protection Against Radiation and 42 CFR Part 73 Select Agent Rule, the regulations adopted under these acts, and all applicable present and future statutes, regulations ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under or about the Premises.

Prior to the commencement of this Lease, Tenant shall deliver to Landlord, a list identifying each type of Hazardous Substance that shall be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth and any all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release, or disposal of such Hazardous Substances on or from the Premises (“Hazardous Substance List”). Tenant shall deliver to Landlord, an updated Hazardous Substance List at least once a year, and shall also notify Landlord if any new Hazardous Substance is brought onto, kept used, stored, handled, treated, generated on, or released or disposed of in, on or under the Premises. Tenant shall not allow any Hazardous Substance into the Premises in excess of the amount shown on the Maximum Allowable Quantities of Hazardous Materials Summary, attached hereto and incorporated herein as Exhibit C.

In no event shall Tenant generate, produce, bring upon, use, store or treat any infectious biological micro-organisms or any other Hazardous Substances in the Premises with a risk category above the level of Biosafety Level 2 as established and described by the Department of Health and Human Services Publication Biosafety in Microbiological and Biomedical Laboratories (Fifth Edition) (the “BMBL”), as it may be further revised (or such nationally recognized new or replacement standards as may be reasonably selected by Landlord).

Landlord shall have the right to conduct annual tests of the Premise to determine whether any contamination of the Premises has occurred as a result of Tenant’s use. The cost of each such annual test shall not exceed $10,000. Tenant shall be required to pay the actual cost of such annual test of the Premises, without markup; provided however, that if Tenant conducts its own tests of the Premises using third party contractors that have been approved by Landlord, Landlord shall accept such tests in lieu of the annual tests. Landlord shall have the right at any time to test the premises for contamination at its own cost. If any governmental agency shall ever require testing to ascertain whether or not there bas been any release of Hazardous Substances (x) in the Building and/or on the Property and (y) that has been caused by Tenant or any party acting by, through or under Tenant (including, without limitation, any employee, agent, contractor or invitee of Tenant), then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent. Additionally, Tenant shall reimburse Landlord for the reasonable cost of an annual environmental compliance audit as required by Massport.

Immediately upon a release or threat of release of Hazardous Substances by Tenant, Tenant shall notify Landlord, and Tenant shall make available to Landlord any reasonably requested information relating to the types and amounts of all Hazardous Substances being generated, produced, brought upon, used, stored or treated on the Premises and upon Landlord’s written request, copies of any federal, state or municipal filings or compliance reports made by Tenant with respect to such Hazardous Substances, all of which Landlord shall have the right to audit and review subject to such reasonable terms and conditions imposed by Tenant for the protection of Tenant’s business interests, including confidentiality. Tenant agrees to pay the reasonable cost of any environmental inspection or assessment required by any governmental agencies, mortgagees of the Property, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage in the Premises arising out of Tenant’s use and occupancy (together, “Environmental Incidents”). Tenant shall be fully and completely liable (either with or without negligence) to Landlord for any and all cleanup costs and expenses and any and all other charges, expenses, fees, fines, penalties (both civil and criminal) and costs imposed with respect to Tenant’s use, disposal, transportation, generation and/or sale of, or Tenant’s causing or permitting the escape, disposal or release, of any Hazardous Substances. In all events, Tenant shall indemnify Landlord as provided in Section 6.1.5 of this Lease from any release of Hazardous Substances on the Premises or in the Building arising out of Tenant’s use or occupancy of the Premises.

Tenant acknowledges that areas of the Building may be used for non-laboratory uses and with respect to any Hazardous Substances kept, stored or used with Landlord’s consent, Tenant shall operate its business and conduct all laboratory operations and the storage, use treatment, and disposal of Hazardous Substances at the Premises in accordance with the best industry practices and in accordance with the terms of this Lease. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services

as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories (4th Edition, May 1999) as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably agreeable to Tenant and Landlord after receipt of written notice thereof. Any Hazardous Substances permitted to be stored on the Premises pursuant to this Lease shall be stored in areas of the Premises exclusively designated by Tenant for such purpose. Tenant further acknowledges the complex nature of maintaining the Premises for bioscience research, laboratory, and/or vivarium uses and shall perform all work and take all steps appropriate and necessary to safeguard safety, health and welfare of itself, other tenants and occupants of the Premises in accordance with the terms of this Lease.

Prior to the Expiration Date, Tenant shall clean and otherwise decommission to the extent reasonably necessary all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Substances, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 6.2.3 to be issued. At least five (5) business days prior to the Expiration Date, Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Substances described in the first sentence of this paragraph, to the extent existing prior to such decommissioning, have been removed in accordance with applicable laws and best industry practice including, without limitation, the standards of the American National Standards Institute (“ANSI”) including ANSI standard BSR/AIHA Z9.11 “Laboratory Decommissioning”; (b) all Hazardous Substance described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws and best industry practice including, without limitation, the standards of ANSI, including ANSI standard Z9.11-2008 “Laboratory Decommissioning”, from the interior surfaces of the Premises (including floors walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by Landlord in compliance with applicable laws without incurring special costs on account of such Hazardous Substance or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Substances and without giving notice to governmental agencies in connection with such Hazardous Substances; and (c) the Premises may be reoccupied for office or laboratory use, demolished or renovated without incurring special costs on account of such Hazardous substances or undertaking special procedure for disposal, investigation, assessment, cleaning or removal of Hazardous Substances described in the first sentence of this paragraph and without giving notice to governmental agencies in connection with Hazardous Substances. Further, for purposes of clauses (b) and (c), “special costs ‘ or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-Hazardous Substances. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 6.2.3, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall within ten (10) days of demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.

Tenant shall give written notice to Landlord within twenty (20) days prior to the Commencement Date and thereafter once annually within twenty (20) days of each anniversary of the Commencement Date of any materials on OSHA’s right to know list or which are subject to regulation by any other federal, state, municipal or other governmental authority and which Tenant intends to have present at the Premises and with such notice shall provide Landlord with all information required by such law, regulation or authority. Tenant shall provide such further information confirming such materials and/or their use, storage or disposal, within thirty (30) days of Landlord’s reasonable request, but not more than one (1) time every twelve (12) months, except in connection with a sale, refinancing or any release or threat of release of Hazardous Substances. Tenant shall not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s Insurance, increase insurance risk, or cause the disallowance of any sprinkler or other credits. Landlord shall notify Tenant of such increase in insurance policies and Tenant shall pay same as additional rent by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises.

Tenant’s indemnity obligations under this Section 6.2.3 shall survive the expiration or earlier termination of this Lease.

6.2.4       Installation, Alterations or Addition. Not to make any installations, alterations or additions in, to or on the Premises other than those shown on the attached Work Letter nor to permit the making of any boles in the walls, partitions, ceilings or floors without on each occasion obtaining the prior written consent of Landlord (which consent shall not be unreasonably withheld) as well as the approval by Massport under its TAA process, and then only pursuant to plans and specifications approved by Landlord in advance in each instance; and Tenant shall pay promptly when due the entire cost of any work undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials. In any event, Tenant shall within ten (10) business days after the same is filed, discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save

Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, except to the extent caused by the gross negligence or willful misconduct of Landlord. Tenant shall reimburse Landlord for any reasonable expenses incurred by Landlord in the review and approval of Tenant’s plans and specifications for the construction of improvements to the Premises performed during the Lease Term.

6.2.5       Abandonment. Not to abandon or vacate the Premises during the Term.

6.2.6       Signs. Not to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises without Landlord’s prior written approval. Landlord sha1l provide, at its sole cost and expense, Tenant signage in the lobby directory and in the Building’s second floor elevator lobby. Landlord shall work with Tenant to evaluate the potential of exterior signage for Tenant at the Property.

ARTICLE 7
Casualty or Taking

7.1          Termination. In the event that the Premises or the Building, or any material part thereof or the access thereto, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of either party. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice to the other party within thirty (30) days after the date of the taking or casua1ty.

7.2          Restoration. If the parties do not elect to so terminate (or if no termination right arises under Section 7.1), this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises (or the access thereto), shall be abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3          Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation for a taking shall belong to Landlord in all cases (not including any awards specifically made to Tenant for its relocation costs and personal property, which shall belong to Tenant, provided Landlord’s award is not reduced or otherwise adversely affected thereby).

ARTICLE 8
Defaults

8.1          Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for five business (5) days after written notice from Landlord designating such default, or (b) if Tenant shall default in the performance of any of its other obligations under the Lease and such default is not cured within thirty (30) days after written notice from Landlord to Tenant specifying any such default or defaults, provided that if such default cannot reasonably be cured within such 30-day period, Tenant shall have additional commercially reasonable period to cure such default so long as Tenant has commenced diligently to correct the default within such 30-day period and diligently pursue such cure to completion, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d) if Tenant’s leasehold interest shall be taken on execution, or (e) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest. and is not discharged within ten (10) business days thereafter, or (f) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any other remedies set forth in this Lease or any applicable laws, immediately or at any time thereafter upon written demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof or mail a notice of termination addressed to Tenant, and repossess the same and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such written notice as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived).

8.2          Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant shall pay to Landlord within thirty (30) days of such termination, as compensation, the discounted value (calculated using a discount factor equal to the then prime rate of the Bank of America plus 2%) of the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said Term as set forth in this Lease. In the event Landlord elects, in its sole and absolute discretion, not to terminate the Lease but terminate Tenant’s right to possession of the Premises, Tenant shall pay punctually to Landlord as additional and cumulative obligations, all rent when due under the Lease and perform all obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as provided in the Lease. In calculating the amounts to be paid by

Tenant pursuant to the next preceding sentence Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. In the event of any termination of this Lease for a Tenant default, Landlord shall make reasonable efforts to mitigate its damages. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord or Tenant be liable for any consequential, indirect or special damages under or in connection with this Lease.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3                               Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4                               Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time after the expiration of all applicable notice and cure periods hereunder, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with interest thereon at the maximum rate permitted by law (but not to exceed 12% per annum) from the date of payment by Landlord to the date of payment by Tenant.

8.5                               Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate as waiver of such default or to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6                               No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7                               No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

8.8                               Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for special, punitive, incidental or consequential damage to Tenant by reason of Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease or offset or counterclaim against any rent due hereunder on account of a Landlord’s default, except in the event of eviction or as expressly set forth herein.

ARTICLE 9
Rights of Mortgage Holders

9.1                               Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust, ground leases, superior leases, or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 11.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees within ten (10) days after receipt of request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

Landlord shall use reasonable efforts to procure, on or about the date of this Lease and at Tenant’s sole cost and expense, from the holder of all mortgages affecting the Premises, Building or Property from time to time, a subordination and non-disturbance agreement acceptable to Tenant.

9.2                               Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) automatically subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or the Industrial Park or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such cases, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder beyond all applicable notice and cure periods). Tenant shall, within ten (10) days after request of Landlord, execute, acknowledge and deliver any and all commercially reasonable instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10
Indemnity and Public Liability Insurance

10.1        Mutual Indemnity.

10.1.1              Subject to the provisions of Section 10.7, Tenant shall indemnify and save harmless Landlord from and against all claims of whatever nature arising from any negligence or willful misconduct of Tenant, or Tenant Parties, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises after the date that possession of the Premises is first delivered to Tenant and until the end of the Term of this Lease and thereafter, so long as Tenant is in occupancy of any part of the Premises, in or about the Premises or arising from any accident, injury or damage occurring inside or outside the Premises but within the Property or on the Industrial Park, where such accident, injury or damage results, or is claimed to have resulted, from the negligence or willful misconduct on the part of Tenant or Tenant Parties.

10.1.2              Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature arising from gross negligence or willful misconduct of Landlord, or Landlord’s contractors, agents, servants or employees.

10.1.3              Each indemnity and hold harmless agreement contained in this Section shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel approved by the party entitled to such indemnity which approval shall not be unreasonably withheld. The indemnity provisions set forth in this Section and elsewhere in this Lease shall survive expiration or earlier termination of the Lease.

10.2                        Public Liability Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of general liability and property damage insurance under which Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time), and Massport are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord, Massport and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries, and damages set forth in Section l0.1.1 of this Article, in the form of coverage consistent to what is prudent for responsible tenants in the greater Boston area in the same business as Tenant. Each such policy shall be non-cancelable and non-amendable with respect to Landlord, Massport and Landlord’s said designees of which Tenant has written notice without thirty (30) days prior notice to Landlord, and shall be in at least in the amounts set forth in Section 1.1, or in such higher limits as Landlord shall from time to time reasonably request if, during the Term of this Lease, such higher limits are carried customarily in the Greater Boston Area with respect to similar properties. Tenant agrees that, as a condition to first entering the Premises, Landlord shall be furnished with a duplicate original or certificate of the insurance required to be maintained by Tenant under this Section. Said insurance may be maintained by Tenant under a so-called blanket policy covering the Premises as well as other premises of the Tenant, provided such insurance has a landlord protective liability endorsement attached thereto. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease, including, without limitation, Tenant’s liabilities and obligations under Section 6.23.

10.3                        Property Insurance. Landlord shall procure and maintain, and shall pay the cost thereof (subject to reimbursement from Tenant as set forth in Article 5), with respect to the Building a policy or policies of All Risk of Physical Loss insurance required by the holder of any fee or leasehold mortgage covering all of any portion of the Property, in an amount equal to 100% of the full replacement value of the Property at the time of loss and commercial general liability insurance in the amounts deemed appropriate by Landlord.

10.4                        Tenant’s Risk. Except to the extent said damage is caused by or results from gross negligence or willful misconduct of Landlord or Landlord’s agents, servants or employees, Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant. Except to the extent specifically provided in Section 10.1.2, in no event shall Landlord’s obligation to make repairs as provided in this Lease be construed as an agreement to indemnify Tenant against any loss or damage sustained by the Tenant resulting from the non-performance, or negligent performance, of Landlord’s repair obligations under this Lease.

10.5                        Injury Caused by Third Parties. To the maximum extent permitted by law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property, or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stopping or leaking of electric cables or wires, and water, gas, sewer or steam pipes unless said damage or loss results or is claimed to have resulted from the gross negligence and willful misconduct of Landlord, its agent, servants or employees.

10.6                        Tenant’s Failure. If Tenant fails to obtain and/or maintain any insurance required by the terms of the Lease to be obtained by Tenant, Tenant shall be liable for all losses and costs resulting from said failure. Nothing herein shall be a waiver of any of Landlord’s rights and remedies under any other Article of this Lease or at law or equity.

10.7                        Waiver of Subrogation. Landlord and Tenant mutually agree that any property damage insurance earned by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by the insurance then being carrier by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the limits of insurance carried with respect thereto, plus the amount of any commercially reasonable deductible.

10.8                        Insurance Certificates. Tenant shall furnish to Landlord on the Commencement Date, and thereafter within thirty (30) days prior to the expiration of each such policy, certificates of insurance required by the terms of this Lease to be obtained and maintained by Tenant. Each certificate shall evidence the thirty (30) days non-cancellability and non-amendability of such policies, as required by this Article. Landlord, Landlord’s successors and assigns, and any nominee or Landlord in privity of estate with Landlord or otherwise holding any interest in the Premises of whom Tenant has prior written notice, including, without limitation, any ground lessor and the holder of any fee or leasehold mortgage, shall be named as loss payees and/or additional insureds (as applicable) under each policy of insurance required by the terms of this Lease to be obtained and maintained by Tenant pursuant to the Article.

ARTICLE 11
Miscellaneous Provisions

11.1                        Notices from One Party to Another. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, by nationally recognized overnight delivery courier (e.g., FedEx) or when delivered to such address by hand.

11.2                        Quiet Environment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without hindrance from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

11.3                        Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver and record a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Landlord hereby acknowledges and agrees that in the event Tenant files for an initial public offering, a copy of this Lease will be required to become a public document.

11.4                        Limitation of Parties’ Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property or the holder of the Landlord’s interest under this Lease, and in the event of any transfer or transfers of title to said Property or the Landlord’s leasehold interest, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability. The foregoing provision shall not limit Tenant’s right to seek injunctive relief in a dispute with Landlord.

11.5                        Acts of God. Except with respect to Tenant’s obligation to pay rent, in any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

11.6                        Brokerage. Tenant and Landlord warrant and represent that they have dealt with no broker in connection with the consummation of this Lease, other than Carolyn Wheatley of CBRE/New England (the “Tenant’s Broker”), and Meredith Christieansen of CBRE/New England (the “Landlord’s Broker”), and in the event of any brokerage claims, other than by the Tenant’s Broker or the Landlord’s Broker, against either party predicated upon prior dealings with the warranting party, the warranting party agrees to defend the same and indemnify and hold the other party harmless against any such claim. By separate agreement, Landlord shall pay the commissions for this transaction to Landlord’s Broker and Tenant’s Broker.

11.7                        Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context and subject to the provisions of Section 6.2.1, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

11.8                        Holding Over. Any holding over by Tenant after the expiration of the Term of the lease, with or without the written consent of the Landlord, shall be treated as a daily tenancy at sufferance at a rate equal to 150 % of the Monthly Fixed Rent Rate in effect immediately prior to such holdover (prorated on a daily basis) (the “Holdover Rate”) and shall otherwise be on the terms and conditions set forth in this Lease, as far as applicable.

11.9                        Lease Subject to and Subordinate to Ground Lease. This Lease shall be subject and subordinate to the Amended, Restated and Consolidated Ground Lease between the Massachusetts Port Authority (as Landlord) and Boston Harbor Industrial Development LLC (as Tenant), dated as of March 31, 2010, notice of which is recorded with the Suffolk County Registry of Deeds in Book 46261, Page 23, and filed with the Suffolk Registry District of the Land Court as Document No. 776685 (the “MassPort Lease”).

11.9.1     Ground Lease Terminates Prior to Lease. In the event the Ground Lease is terminated prior to the termination of this Lease, Massport, at its option, may require Tenant to attorn to Massport as landlord and waive any right Tenant has to terminate this Lease, or surrender possession to the Premises as a result of the termination of the Ground Lease, at which time this Lease shall terminate simultaneously with the Ground Lease.

11.9.2     Tenant Receives Notice of Landlord Default. In the event Tenant receives notice from Massport that an “Event of Default” has occurred under the terms of the Ground Lease, Tenant shall thereafter be obligated to pay all Fixed Rent, Additional Rent and all other sums due hereunder to Massport or as Massport may direct in full satisfaction of Tenant’s rental obligations under this Lease.

11.10      Compliance with Massachusetts Port Authority’s Non-Discrimination and Affirmative Action Requirements. Tenant shall:

11.10.1                   Not discriminate against any person, employee, or applicant for employment because of that person’s membership in any legally protected class, including, but not limited to, their race, color, gender, religion, creed, national origin, ancestry, age being greater than forty years, sex, sexual orientation, disability, genetic information, or Vietnam-era veteran status in the use of the Premises, including the hiring and discharging of employees, the provision or use of services, the selection of suppliers and contractors, in the subleasing or refusing to sublease any portion of the Premises or providing or refusing to provide any services or use of any facility. In addition, Tenant its successors in interest, Subtenants, licensees, managers, operators, and assigns shall not discriminate against any person, employee, or applicant for employment who is a member of, or applies to perform service in, or has an obligation to perform service in a uniformed military service of the United States, including the National Guard, on the basis of that membership, application or obligation.

11.10.2                   Conspicuously post notices to employees and prospective employees setting forth the Fair Employee Practices Law of the Commonwealth of Massachusetts.

11.10.3                   Comply with all applicable federal, state and local laws, rules, regulations and orders and the Authority’s roles and orders (provided that, with respect to the Authority rules and orders, copies of such rules and orders have been provided to Tenant) pertaining to Civil Rights and Equal Opportunity, including but not limited to Executive Orders 11246 and 11478 as amended, unless otherwise exempt therefrom.

11.11      Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. The waiver of trial by jury in the immediately preceding sentence is voluntarily and intentionally made by Landlord and Tenant.

11.12      Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THE TERMS, CONDITIONS AND PROVISIONS OF THIS LEASE.

11.13      Survival of Obligation. The provisions of this Lease with respect to any obligation of Tenant or Landlord to pay any sum owing in order to perform any act after the expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

11.14      Representations. Tenant acknowledges that neither Landlord nor Landlord’s agents, employees or contractors have made any representations or promises with respect to the Premises, the Industrial Park or this Lease except as expressly set forth herein.

11.15      Patriot Act. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

11.16      No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

11.17      Counterparts. This Lease may be executed in any number of identical counterparts, each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument. A facsimile, .PDF or similar transmission of a counterpart signed by a party hereto shall be regarded as signed by such party for purposes hereof.

11.18      Building Roof Amenities and Building Condition. Tenant shall have complimentary memberships to the Building rooftop paddle tennis club and shuffleboard courts, the number of such memberships to be determined by Landlord in its reasonable discretion (“Rooftop Club Memberships”). Tenant may purchase additional Rooftop Club Memberships at a discounted rate from time to time prevailing in the Building. Tenant shall also have use of the rooftop conference room, when available, for a nominal fee. During the Lease Term, the Building shall have a 1000kVA, 13.8 kV - 277 480V pad transformer, onsite café and property management, Building showers and lockers, Building common mother’s room and secure covered bike storage for Tenant’s use.

ARTICLE 12
Landlord’s Covenants

Landlord covenants at all times during the Term:

12.1        Compliance with Law. To maintain the Building and Property in compliance with all applicable laws and to make all repairs, alterations, additions or replacements to the Building and Common Areas required by any law or ordinance or any order or regulation of any public authority, except to the extent required as a result of Tenant’s specific manner of use or any work performed by or on behalf of Tenant, and except that Landlord may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Landlord in good faith and by appropriate legal proceedings, if Landlord first gives Tenant appropriate assurance or security against any loss, cost or expense on account thereof.

12.2        Repair and Maintenance. Except as otherwise provide in this Lease, subject to the provisions of Article 5, Landlord agrees to keep in good order, condition and repair, all Common Areas and all structural elements of the Building, the roof and roof membrane and all mechanical, electrical, life safety, sprinkler, heating, ventilation and air conditioning, and all other Building systems except that Landlord shall in no event be responsible to Tenant for any condition of the Premises or the Building caused by any negligent action or omission by Tenant or Tenant’s Parties. Landlord shall provide nightly cleaning of the Common Areas.

12.3        Representations and Warranties. Landlord hereby represents and warrants as follows:

12.3.1     Ownership. Landlord is the owner of the Premises whether by fee or leasehold interest of the Property and has authority to execute this Lease.

12.3.2     Enforceability. This Lease is enforceable against Landlord.

12.3.3     MassPort Lease. The expiration date of the existing term of the MassPort Lease is March 30, 2085 and there are no other leases that are superior to this Lease. Landlord shall not voluntarily terminate the MassPort Lease or amend the MassPort Lease in any way that would have a material adverse effect on this Lease or Tenant’s rights hereunder or increase Tenant’s costs. On or before the date hereof, Landlord shall provide to Tenant, at Tenant’s sole cost and expense, a nondisturbance agreement from Massport in form and substance satisfactory to Tenant (the “MassPort NDA”).

WITNESS the execution hereof under seal on the day and year first above written:

Landlord: BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC

/s/ Timothy A. Pappas
Name:	Timothy A. Pappas
Title:	President

Tenant: AKOUOS, INC.

By:	/s/ Emmanuel Simons
Name: Emmanuel Simons
Title: President & CEO

EXHIBIT B

WORK LETTER

TENANT RESERVES THE RIGHT TO FURTHER COMMENT ON THE WORK LETTER.

Boston Harbor Industrial Development LLC

Akouos, Inc.

645 Summer Street
Boston, MA

Tenant / Landlord Responsibility Matrix
October 9, 2018

Description	Landlord	Tenant
SITEWORK		
Telephone service to main demarcation room from local exchange carrier	X	
Domestic sanitary sewer connection to street	X	
Lab waste sewer connection to building tenant pH neutralization system, pro-rata R&M and monitoring costs		X
Base building pH neutralization system	X	
Roof storm drainage	X	
NStar primary and secondary electrical service	X	
NStar gas service	X	
Domestic water service to Building	X	
Fire protection water service to Building	X	
STRUCTURE		
Structural enhancements for specific Tenant load requirements		X
Structural framing dunnage above roof for Base Building equipment (including dunnage for tenant's backup generator)	X	
Structural framing dunnage above roof for Tenant equipment (subject to Landlord review and approval).		X
Framed openings for Base Building utility risers	X	
Framed openings for Tenant utility risers in addition to Base Building.		X
Miscellaneous metals items and/or concrete pads for Base Building equipment	X	
ROOFING		
Single ply EPDM roofing system with rigid insulation	X	
Roofing penetrations for Base Building equipment/systems	X	
Roofing penetrations for Tenant equipment/systems		X
Walkway pads to Base Building equipment	X	
Walkway pads to Tenant equipment		X
Roofing alterations due to Tenant changes		X
EXTERIOR		
Building exterior consisting of masonry, panels and punched windows	X	
Main Building entrances	X	
Loading dock	X	
Costs *up to* $50,000 associated with procurement and installation of emergency	X

rooftop backup generator up to 250kW w/ transfer switch and building modifications to accept generator and equipment.		
Costs *over* $50,000 associated with procurement and installation of emergency rooftop backup generator up to 250kW w/ transfer switch		X
COMMON AREAS		
Accessible main entrance	X	
First floor finished lobby	X	
Upper level elevator lobbies on floors with multiple Tenants	X	
Core area toilet rooms	X	
Janitor's closets in core areas	X	
Primary demarcation room	X	
ELEVATORS		
Passenger elevator	X	
WINDOW TREATMENT		
Furnish and install Building standard blinds for all windows - Crestron Charcoal grey e screen 3% catalog #CSF-ESC01-03	X	
TENANT AREAS		
Perimeter framing and insulation		X
Finishes at inside face of exterior walls		X
Finishes at inside face at Tenant side of core partitions		X
Toilet rooms within Tenant Premises in addition to those provided by base building		X
Electrical closets within Tenant Premises		X
Tel/data rooms for interconnection with Tenant tel/data		X
Tenant kitchen areas		X
Modifications to core areas to accommodate Tenant requirements		X
Partitions, ceilings, flooring, painting, finishes, doors, frames, hardware, millwork, casework, equipment, and buildout.		X
Fixed or movable casework.		X
Laboratory Equipment including but not limited to biosafety cabinets, autoclaves, glasswashers.		X
Shaft enclosures for Base Building systems' risers	X	
Shaft enclosures for Tenant risers (in addition to risers put in place for tenant use)		X
The tenant will be allocated a pro-rata share of the allowable limits of Hazardous materials based on a single building control area	X	
Freight elevator	X	
Freight elevator repair and maintenance		X
FIRE PROTECTION		
Fire service entrance including fire department connection, alarm valve, and flow protection	X	
Core area distribution piping and sprinkler heads	X	
Stair distribution piping and sprinkler heads	X	
All run outs, drop heads, and related equipment within Tenant premises		X
Modification of sprinkler piping and head locations to suit Tenant layout and hazard index		X
Specialized extinguishing systems or containment for tenant areas		X
Fire extinguisher cabinets at core areas	X	
Fire extinguisher cabinets in Tenant Premises		X

PLUMBING		
Domestic water service with backflow prevention and Base Building risers	X	
Domestic water distribution within Tenant Premises		X
Core restroom plumbing fixtures compliant with accessibility requirements and anticipated occupancy load.	X	
Tenant restroom plumbing fixtures compliant with accessibility requirements (in addition to those provided by the Base Building)		X
Tenant metering and sub-metering at Tenant connection		X
Storm drainage system	X	
Sanitary waste and vent service	X	
Laboratory Waste system	X	
Lab waste and vent pipe distribution		X
Hot water generation for core restrooms	X	
Non-potable Hot water generation for Tenant use		X
Existing Central lab duplex air compressor and piping risers		X
Compressed air pipe distribution in Tenant Premises for specific points of use		X
Central lab vacuum system and pipe risers		X
Lab vacuum pipe distribution in Tenant Premises for specific points of use		X
Tepid water generator and pipe risers	X	
Tepid water pipe distribution in Tenant Premises		X
Manifolds, piping, and other requirements including cylinders, not specifically mentioned above		X
NATURAL GAS		
Natural gas service to Building and piping to Base Building boilers	X	
Natural gas service, pressure regulator and meter for Tenant equipment		X
Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment area.		X
Natural gas pipe distribution within Tenant Premises		X
HEATING, VENTILATION, AIR CONDITIONING		
Process chilled water or condenser water pipe distribution within Tenant Premises		X
Building Management System (BMS) for core area and Landlord infrastructure	X	
BMS (compatible with Landlord's system) within Tenant Premises and Tenant infrastructure		X
Up to 2 cfm (as Tenant's program requires) per square foot of once-through make up air for lab areas based on 50% lab/50% office	X	
1.2 cfm per square foot of office air based on 50% lab and 50% office	X	
Boiler capacity for hot water reheats at lab and office space	X	
Electric reheats for office areas		X
Hot water reheat distribution to reheat coils at Tenant space		X
Vertical supply air duct distribution	X	
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.		X
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas.	X	
Roof mounted laboratory exhaust fans and heat recovery system for general lab exhaust	X	
Vertical exhaust air duct risers for general lab exhaust	X	
Roof mounted laboratory exhaust fans for specialty exhaust systems.		X
Vertical exhaust air duct risers for dedicated fume hood or specialty exhaust systems		X

EXHIBIT C

MAXIMUM ALLOWABLE QUANTITIES OF HAZARDOUS MATERIALS

Maximum Allowable Quantities of Hazardous Materials Summary

In accordance with IBC 2009 414.1.3, 414.2, Table 307.1(1) and 307.1(2)

Date:	June 13, 2019
Tenant:	Akouos
Address:	645 Summer Street, Boston, MA
Building Location:	Second Floor - West
Control Area Location:	Control Area 1 - 2nd Floor
Tenant Allocation:	0.25

Material	class	storage			use - closed systems			use - open systems	
		solid pounds	liquid gallons (pounds)	gas (cubic feet at NTP)	solid pounds (cubic feet)	liquid gallons (pounds)	gas (cubic feet at NTP)	solid pounds (cubic feet)	liquid gallons (pounds)
Combustible Liquid	II	N/A	120	N/A	N/A	60	N/A	N/A	15
	IIIA	N/A	330	N/A	N/A	165	N/A	N/A	40
	IIIB	N/A	NL	N/A	N/A	NL	N/A	N/A	NL
Combustible Fiber	loose	0	N/A	N/A	0	N/A	N/A	0	N/A
	baled	0	N/A	N/A	0	N/A	N/A	0	N/A
Consumer Fireworks (Class C, Common)	1.4G	0	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Cryogenics, flammable	N/A	N/A	22.5	N/A	N/A	22.5	N/A	N/A	5
Cryogenics, inert	N/A	N/A	N/A	NL	N/A	N/A	NL	N/A	N/A
Cryogenics, oxidizing	N/A	N/A	22.5	N/A	N/A	22.5	N/A	N/A	5
Explosives	division 1.1	0	0	N/A	0	0	N/A	0	0
	division 1.2	0	0	N/A	0	0	N/A	0	0
	division 1.3	0	0	N/A	0	0	N/A	0	0
	division 1.4	0	0	N/A	0	0	N/A	N/A	N/A
	division 1.4G	0	0	N/A	N/A	N/A	N/A	N/A	N/A
	division 1.5	0	0	N/A	0	0	N/A	0	0
	division 1.6	0	0	N/A	N/A	N/A	N/A	N/A	N/A
Flammable Gas	gaseous	N/A	N/A	1000	N/A	N/A	1000	N/A	N/A
	liquefied	N/A	(150)	N/A	N/A	(150)	N/A	N/A	N/A
Flammable Liquid	class 1A	N/A	30	N/A	N/A	15	N/A	N/A	5
	class 1B & 1C	N/A	120	N/A	N/A	60	N/A	N/A	15
Flammable Liquid combination (1A, 1B, 1C)	N/A	N/A	120	N/A	N/A	60	N/A	N/A	15
Flammable Solid	N/A	125	N/A	N/A	62.5	N/A	N/A	12.5	N/A
Inert Gas	Gaseous	N/A	N/A	NL	N/A	N/A	NL	N/A	N/A
	Liquefied	N/A	N/A	NL	N/A	N/A	NL	N/A	N/A
Organic peroxide	UD	0.5	(0.5)	N/A	0.0625	(0.0625)	N/A	0.0625	(0.0625)
	I	5	(5)	N/A	0.5	(0.5)	N/A	0.5	(0.5)
	II	50	(50)	N/A	25	(25)	N/A	5	(5)
	III	125	(125)	N/A	62.5	(62.5)	N/A	12.5	(12.5)
	IV	NL	NL	N/A	NL	NL	N/A	NL	NL
	V	NL	NL	N/A	NL	NL	N/A	NL	NL